Exhibit (a)(1)(vi)
Notice of Withdrawal of Tender
Regarding Shares in T. Rowe Price OHA Select Private Credit Fund
Tendered Pursuant to the Offer to Purchase
Dated May 5, 2025
The Offer and withdrawal rights will expire on June 3, 2025
and this Notice of Withdrawal must be received by
the Fund’s Transfer Agent by mail by or e-mail 11:59 p.m.,
Eastern Time, on June 3, 2025, unless the Offer is extended
Complete this Notice of Withdrawal and follow the transmittal instructions included herein
PLEASE MAIL OR E-MAIL COMPLETED FORMS TO:
T. Rowe Price OHA Select Private Credit Fund
c/o SS&C GIDS, Inc.
P.O. Box 219927
Kansas City, MO 64121
E-mail: oakhill.ai@dstsystems.com
You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.
Ladies and Gentlemen:
Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:
Fund Account #:
Account Name/Registration:
Address:
City, State, Zip
Telephone Number:
Email Address:
Financial Intermediary Firm Name:
Financial Intermediary Account #:
Financial Advisor Name:
Financial Advisor Telephone #:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.
In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date